Exhibit 99.1

Docket

No. 11-06006

Timeline

•	Each of the company’s two utilities is required to file a general rate case every three years.

•	Application filed: June 6, 2011.

•	Commission decision date: December 21, 2011.

•	New rates effective: January 1, 2012.

Test Year

Calendar 2010, with known and measurable adjustments through May 31, 2011.

Capital Structure (granted; percent)

	Ratio	Cost	Weighted Cost
Debt	55.62	6.56	3.65

Equity	44.38	10.00	4.44

Total	100.00		8.09

Decision

	Granted	Requested(1)

Revenue increase ($ millions)	$158.6	$249.9

Return on equity	10.00%	11.25%

Overall return	8.09%	8.64%

Rate base ($ billions)	$5.48	$5.59

(1)	As certified at May 31, 2011

Depreciation

Of the revenue increase granted, approximately $17.0 million is attributable to higher depreciation expense. This excludes depreciation associated with the Harry Allen plant.

Demand Side Management

Of the revenue increase granted, approximately $17.7 million is attributable to increased recovery of demand side management costs, comprised of amortization expense ($12.7 million) and rate of return ($5.0 million).

For more information, contact NV Energy Investor Relations:

Max Kuniansky: 702.402.5627 or mkuniansky@nvenergy.com

Britta Carlson: 702.402.5624 or bcarlson@nvenergy.com